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EX-99.2

Wednesday December 13, 4:09 pm Eastern Time

Press Release

PopMail.com Sells IZ.com

IRVING, Texas--(BUSINESS WIRE)--Dec. 13, 2000--PopMail.com, Inc. (Nasdaq:POPM - news), an online fan club services marketing company, today announced it has sold the assets of IZ.com, its wholly owned subsidiary in Bellevue, WA, to JBII for a $2.25 million, non-interest bearing, eight year secured promissory note.

JBII is an entity controlled by the current management team at IZ.com. Related to the sale of IZ.com, Management anticipates that all remaining goodwill associated with the original IZ.com purchase will be expensed in December 2000. The additional amortization charge will be approximately $36 million. The sale of IZ.com will result in further net cost reductions for PopMail.com, positions PopMail.com one step closer to profitability and follows last week's announcement of the Company's reduction of expenses at its wholly owned subsidiary PopMail Network, based in Irving, TX.

Gary Schneider, CEO of PopMail.com, states, "The IZ.com business model of creating newsletters and e-business applications for high-end companies does not fit the business model of PopMail.com. While IZ.com had revenue, its current revenue did not cover expenses and thus was in a different stage of development compared to other PopMail.com companies. It is our plan to be cash flow positive as soon as possible and as indicated in previous announcements the Company will no longer support any business opportunities that are still in development or not cash positive. With the divesture of IZ.com and the reduction of expenses implemented last week at PopMail Network, our Internet division consisting now of Fan Asylum and PopMail Network, shows it is now on the path to profitability based on today's current revenue projections and business plan."

About PopMail.com, Inc.

PopMail.com, Inc. owns Fan Asylum, Inc and PopMail Network Inc., both wholly owned subsidiaries and positions itself as an online fan club marketing company, connecting people with their passions. The Company accomplishes this by providing official fan clubs and fan club email services for recording artists, sports teams, and clients in the broadcast and entertainment industry. These fan club services include access to preferred tickets, merchandise, exclusive news, chat, discussion, outbound fan club and vanity email, official fan sites, and access to discounted products related to the artist, sports team, or personality.

PopMail.com plans to generate additional revenues and member registrations through cross-marketing initiatives and further sales of its' fan club and email services. Some of the Company's clients include the NBA, Ticketmaster, New York Yankees, Denver Broncos, Dallas Stars, Radio City Music Hall, Columbia TriStar Television, and broadcast stations from CBS, ABC, and FOX.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, ability to obtain needed capital, ability to attract and retain key and other personnel, those relating to development activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

Contact: PopMail.com, Inc., Irving; Steve Spohn 972.550.5587;
         sspohn@us.popmail.com